Exhibit 99.1

January 4, 2017

To the Shareholders of

Janel Corporation, Inc.:

New management set out to improve Janel Corporation’s business just over three years ago. We implemented numerous changes that range in complexity but serve a simple mission: provide a long-term, supportive environment in which exceptional managers can run businesses focused on servicing their customers. We are confident that the realization of this mission will lead to our collective, long-term success.

Today, Janel operates in two distinct business segments: Global Logistics Services and Manufacturing. The businesses in both segments are profitable. Each provides a platform for growth through internal organic efforts and additional acquisitions.

While each business has a unique roadmap for continued success, they share core values rooted in teamwork, continuous improvement and long-term value creation. We are routinely impressed by our managers’ decisions to put sustainable profit ahead of short-term gain.

These leaders set a standard that anchors Janel Corporation’s strategy to maximize shareholder value. Our focus is on long-term profits: we will not tolerate cutting corners. At the holding company level, we pride ourselves on a lean operation that provides only essential support to our businesses so that we can direct our energies and excess cash toward the acquisition of companies that, over time, will grow and diversify our cash flows.

This is our mission. But it is profits, not promises, that determine success. So, let’s take a look at our businesses’ results this past fiscal year.

FY2016 Segment Results

Global Logistics Services - Janel Group, Inc. (JGI)

Our original business, today known as Janel Group, Inc. (“JGI”), comprises our Global Logistics Services segment. JGI’s network of eight offices helps customers efficiently navigate complex United States Customs and Border Patrol regulations to deliver goods to the American marketplace. JGI also arranges the transportation of goods on airlines, ships and trucks to ensure the smooth running of clients’ supply chains. Importantly, JGI does not own any transportation assets and thus contracts with carriers to transport the goods. At the heart of the business is a staff of highly-skilled, roll-up-your-sleeves-and-get-it-done industry veterans.

JGI’s success to-date is the result of the integration of three discrete operating entities into a single platform unified by brand, technology and strategic vision. Of particular note is JGI’s migration from legacy IT systems to a state-of-the-art, cloud-based system that allows staff to deliver a stronger, up-to-date and efficient customer experience. The improvement continues as the team discovers new ways to enhance customer service utilizing this outstanding technology.

Janel Corporation, Inc.	• 303 Merrick Road, Suite 400	• Lynbrook, NY 11563	• (516) 256-8143	• janelcorp.com	1

For this and other integration achievements, we are grateful for the tireless efforts of Bill Lally, Sr., JJ Gonzalez, Dan Petrosini, Nick Cioe and Ken Charnley, each a successful founder and leader in the global logistics services industry. These exceptional professionals have created a stronger, more profitable company that maintains the human touch at the core of JGI’s competitive advantage. Advised and supported by these industry veterans, JGI’s next generation has risen to the challenges that come with managing growth and moving the company forward for decades to come.

Financially, JGI is significantly stronger today than it was in the past. In fiscal 2016, the business earned $70.6 million in revenue, resulting in gross profit of $13.2 million and operating income of $2.4 million. Just three years ago, the business was operating at break-even.

The job isn’t done. Improved financial resources will allow JGI to do even more for its customers. The team is actively seeking additional talent to both expand its service offerings and extend its geographic reach. In this regard, acquisitions will be a key focus. JGI is eager to find new partners that will make the combined businesses even stronger.

The company competes in a global logistics services market that is large and fragmented. Customers have choices, and JGI is committed to providing the best-in-class option. If you have freight to move, give JGI a try. You will be impressed with the team’s expertise and passion for getting the job done right.

Manufacturing – INDCO, Inc.

Acquired in March 2016, INDCO comprises our Manufacturing segment. INDCO manufactures and sells light mixers for a variety of industrial applications, many of which require special attention to factors like corrosion and viscosity. INDCO’s engineers ensure a rapid turnaround of products designed for end market uses ranging from paint to pharmaceuticals to cosmetics.

Though INDCO has a proud history that dates back over forty years, it is under the leadership of Mark Hennis (President) and Kris Wilberding (CFO) that the company has prospered. A tour of the facility shows just how efficient a business can be run. A review of its financials demonstrates how this operational excellence translates to outstanding profits that are underpinned by a strong base of satisfied, repeat customers. INDCO’s focus on quality products, delivered in record-setting time, is remarkable, and for us, a textbook example of how manufacturing can be done successfully in America.

Janel purchased its interest in INDCO from a private equity fund. Mark and Kris welcomed Janel’s ownership and increased their equity ownership in the business. We like the vote of confidence in what they are building.

Janel Corporation, Inc.	• 303 Merrick Road, Suite 400	• Lynbrook, NY 11563	• (516) 256-8143	• janelcorp.com	2

INDCO has performed admirably, and we are very pleased with its fiscal 2016 results. The business earned revenue of $4.7 million with operating income of $1.2 million during our seven months of ownership.

With eyes on an even brighter future, Mark and Kris plan to invest in a steady flow of new products. We invite you to follow these innovations closely at www.indco.com.

FY2016 Consolidated Results

Janel Corporation’s consolidated results of operations comprise the results of our two business segments and the corporate holding company expenses. In fiscal 2016, total revenues increased slightly from the prior year to $75.3 million. Net income increased to $2.8 million, versus $0.4 million in fiscal 2015.

We would point out two important factors when reviewing these results. First, the vast majority of the net income increase this year is from a tax adjustment to reflect our legacy tax assets. Our profitability allows us to use prior year tax loss carryovers, thus Janel Corporation is not currently paying federal taxes. In future periods, we will record a federal tax provision, but we will not be paying cash taxes until prior years’ losses are fully utilized.

Secondly, amortization related to acquisitions increased significantly this year. While under generally accepted accounting principles (GAAP) this is properly recorded as an expense and lowers net income, note that we have acquired asset-light businesses, and our cash expenses for these acquisitions are less than the GAAP expense. We expect to continue our asset-light acquisition approach, so this non-cash expense item will continue to grow. Management adjusts for this item when measuring Janel’s result.

Capital Allocation Going Forward

Our focus is to grow cash flow per share at the highest rate possible while using the least amount of capital. We judge each business opportunity on the total dollars invested - both debt and equity - and how much cash flow Janel earns on those dollars. This analysis will guide our future capital allocation decisions. While the management team will be meaningful shareholders, and thus share in the risk and reward of these decisions, we expect all shareholders to judge us on our success in pursuing this goal.

We expect to direct capital to new business acquisitions using a set of simple criteria:

1)	the business must be profitable, with predictable earnings and attractive economics;

2)	the business must have in place a strong and capable management team; and

3)	the business must be priced reasonably.

Janel Corporation, Inc.	• 303 Merrick Road, Suite 400	• Lynbrook, NY 11563	• (516) 256-8143	• janelcorp.com	3

We seek sellers who care about the long-term success of their business and employees beyond the point of sale. These sellers understand and prefer our “buy and hold” strategy, which differs from a model requiring a resale of the business in the not-too-distant future.

Finding businesses that fit these criteria is not easy, but supported by an outstanding Board and advisors, we have successfully purchased such businesses from exiting owners and a private equity fund. In each case, strong economics were evident in the financials, and management continued with Janel after the acquisition.

We are open to your ideas for future acquisitions. Should you know of any candidates, please reach out. Our team is eager to pursue them.

Shareholder Communications

We receive many requests for information about Janel and our financials. We must decline such conversations and direct these inquiries to our website and SEC filings. Our primary concern is to deliver long-term results and to share the same information at the same time with all shareholders. In that regard, we will deliver a shareholder letter like this one annually.

Lastly, let me express what a privilege it is to work side-by-side with so many talented, passionate people.

We all look forward to the road ahead.

Brendan J. Killackey

Chief Executive Officer

This letter includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "intend," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company's dependence upon conditions in the air, ocean and land-based freight forwarding industry, the size and resources of many competitors, the need for the Company to effectively integrate acquired businesses and to successfully deliver its primary services, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission, including its most recent Form 8-K, Form 10-Q and Form 10-K filings. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Janel Corporation, Inc.	• 303 Merrick Road, Suite 400	• Lynbrook, NY 11563	• (516) 256-8143	• janelcorp.com	4